Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2019

Financial Results

-Achieved positive topline results from Phase 2 clinical trial of VP-102 in patients with common warts

-Enrolled first patient in a Phase 2 trial of VP-102 for the treatment of external genital warts

-NDA for molluscum contagiosum planned for second half of 2019

WEST CHESTER, PA – August 7, 2019 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases, today announced financial results for the second quarter ended June 30, 2019.

“Verrica made significant progress in the second quarter as the company reported positive topline Phase 2 data of our lead product candidate, VP-102, for the treatment of common warts and also enrolled the first patient in a Phase 2 trial for the treatment of external genital warts with VP-102. We are continuing to strengthen our core competency in clinical development while maintaining worldwide, royalty-free rights to VP-102,” commented Ted White, President and Chief Executive Office of Verrica. “We look forward to executing on additional upcoming milestones in the second half of 2019 with the planned submission of a New Drug Application for molluscum contagiosum, the request for an ‘End of Phase 2’ meeting with the FDA for common warts, and an expected investigational new drug application submission for VP-103 in plantar warts. We continue to believe molluscum contagiosum and common warts represent two of the largest unmet medical needs in dermatology.”

Business Highlights and Recent Developments

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Announced positive topline results from its COVE-1 Phase 2 open label clinical trial of VP-102 for the treatment of verruca vulgaris, or common warts. COVE-1 included two cohorts that evaluated the safety and efficacy of VP-102, a novel topical therapy containing a solution of 0.7% cantharidin in a proprietary single-use applicator, in subjects with up to six warts. In both cohorts, VP-102 achieved positive results on both the primary endpoint of complete clearance of all treatable warts at Day 84 and the secondary endpoint of the percentage reduction of warts. VP-102 was well-tolerated with no serious adverse events reported.

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Announced that the first patient has been enrolled in the company’s Phase 2 ‘CARE’ clinical trial evaluating the optimal dose regimen, efficacy, safety and tolerability of VP-102 in patients with external genital warts. Topline results are anticipated during the second half of 2020.

Financial Results

Verrica reported a net loss of $7.0 million for the second quarter of 2019, compared to a net loss of $5.3 million for the same period in 2018.

Research and development expenses were $3.9 million in the second quarter of 2019, compared to $3.5 million for the same period in 2018. The increase was primarily due to manufacturing scale-up activities and costs associated with the preparation of the New Drug Application (NDA) for VP-102 for the treatment of molluscum, partially offset by lower costs associated with the clinical development of VP-102 for the treatment of molluscum.

General and administrative expenses were $3.6 million in the second quarter of 2019, compared to $2.0 million for the same period in 2018. The increase was primarily due to increased corporate infrastructure and additional costs associated with operating as a public company.

As of June 30, 2019, Verrica had aggregate cash, cash equivalents and marketable securities of $78.8 million.

About Verrica Pharmaceuticals Inc.

Verrica is a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases. The company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum and common warts. Molluscum is a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States, and common warts are contagious skin growths affecting 22 million people. There are currently no FDA-approved treatments for molluscum or common warts. Following positive topline results from two pivotal Phase 3 trials, a NDA for VP-102 for the treatment of molluscum is planned for the second half of 2019. Verrica is planning to meet with the FDA to determine next steps on the development of VP-102 for common warts following positive Phase 2 results. VP-102 is also currently in Phase 2 trials for the treatment external genital warts. A second product candidate, VP-103, is in pre-clinical development for plantar warts. For more information, visit www.verrica.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential submission of a NDA in the second half of 2019 for VP-102 for the treatment of molluscum, the potential further advancement of VP-102 for the treatment of common warts, the potential submission of an investigational new drug application for VP-103 in plantar warts and the large market potential of VP-102. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 7, 2019, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$3,928	$3,515	$8,415	$4,442
General and administrative	3,593	1,955	7,132	2,916

Total operating expenses	7,521	5,470	15,547	7,358

Loss from operations	(7,521)	(5,470)	(15,547)	(7,358)
Other income	520	153	1,067	194

Net loss	$(7,001)	$(5,317)	$(14,480)	$(7,164)

Net loss per share, basic and diluted	$(0.28)	$(0.92)	$(0.58)	$(1.66)

Weighted average common shares outstanding, basic and diluted	24,875,573	5,751,326	24,866,721	4,308,996

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	June 30, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$78,754	$89,809
Total assets	81,250	91,906
Total liabilities	4,405	2,477
Total stockholders’ equity	76,845	89,429

IR Contacts:

Chris Degnan

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Patti Bank

Managing Director

Westwicke Partners, an ICR Company

415.513.1284

patti.bank@westwicke.com

Media Contact:

Mike Beyer

Sam Brown Inc.

312.961.2502

mikebeyer@sambrown.com